                                                                    EXHIBIT 4(i)

[SAFECO LETTERHEAD]

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                      INDIVIDUAL VARIABLE ANNUITY CONTRACT


SAFECO Life Insurance Company, a stock company with its Home Office in Redmond, Washington, (hereafter called SAFECO), in consideration of the payment of the Purchase Payments as provided herein, agrees to provide an Annuity and other benefits in accordance with the Contract provisions.


                        10-DAY RIGHT TO EXAMINE CONTRACT

Within 10 days of the date of receipt of this Contract by the Owner, it may be returned by delivering or mailing it to SAFECO or to the agent through whom it was purchased. When this Contract is received by SAFECO, it will be voided as if it had never been in force, and SAFECO will refund the Contract Value. This may be more or less than Purchase Payments. In states where required SAFECO will refund the Purchase Payments rather than the Contract Value. SAFECO reserves the right to allocate all payments to the Money Market Sub-Account until the expiration of 15 days from the date the first Purchase Payment is received. If SAFECO so allocates payments, SAFECO will refund the greater of Purchase Payments or the Contract Value.

Signed for the Company

/s/ R.A. PIERSON                                          /s/ R.E. Zunker
----------------------------------------------            ----------------------
R.A. Pierson, Sr. Vice President and Secretary            R.E. Zunker, President

                               BRIEF DESCRIPTION

Individual Variable Annuity, Flexible Premium Deferred Annuity,
Non-Participating, Monthly Income at Annuity Date, Cash Value Payable at Death of Owner before Annuity Date.

VALUES PROVIDED BY THIS CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT AND ARE, THEREFORE, VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE SECTION D OF YOUR CONTRACT FOR DETAILS REGARDING THE SEPARATE ACCOUNT PROVISIONS.

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LPC-412 7/93                      (R) Registered trademark of SAFECO Corporation

                                     INDEX


SECTION A: DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .    1
     Annuitant    . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     Annuity Date   . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     Owner    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

SECTION B: GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . .    1
     Contract   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     Contract Amendments    . . . . . . . . . . . . . . . . . . . . . . .    1
     Communications   . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     Annual Report    . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     Misstatement of Age    . . . . . . . . . . . . . . . . . . . . . . .    2
     Evidence of Survival   . . . . . . . . . . . . . . . . . . . . . . .    2
     Beneficiary Designation    . . . . . . . . . . . . . . . . . . . . .    2
     Change of Beneficiary    . . . . . . . . . . . . . . . . . . . . . .    2
     Non-Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     Termination of Contract    . . . . . . . . . . . . . . . . . . . . .    2

SECTION C: PURCHASE PAYMENTS  . . . . . . . . . . . . . . . . . . . . . .    3
     Place and Form of Purchase Payments    . . . . . . . . . . . . . . .    3
     Purchase Payments    . . . . . . . . . . . . . . . . . . . . . . . .    3
     Change in Purchase Payments    . . . . . . . . . . . . . . . . . . .    3
     Allocation of Purchase Payments    . . . . . . . . . . . . . . . . .    3
     Application of Purchase Payments to Eligible Investments   . . . . .    3

SECTION D: SEPARATE ACCOUNT PROVISIONS E  . . . . . . . . . . . . . . . .    3
     The Separate Account   . . . . . . . . . . . . . . . . . . . . . . .    3
     Non-Participation in Surplus   . . . . . . . . . . . . . . . . . . .    3
     Value of Accumulation Units    . . . . . . . . . . . . . . . . . . .    3
     Net Investment Factor    . . . . . . . . . . . . . . . . . . . . . .    4

SECTION E: SETTLEMENT OPTIONS AND DEATH BENEFITS  . . . . . . . . . . . .    4
     Selection and Change of Settlement Option    . . . . . . . . . . . .    4
     Payment of Benefits    . . . . . . . . . . . . . . . . . . . . . . .    4
     State Required Minimum Benefits    . . . . . . . . . . . . . . . . .    4
     Frequency and Amount of Annuity Payments   . . . . . . . . . . . . .    4
     Death of Annuitant   . . . . . . . . . . . . . . . . . . . . . . . .    5
     Death of Owner Prior to Annuity Date   . . . . . . . . . . . . . . .    5
     Death of Owner After Annuity Date    . . . . . . . . . . . . . . . .    5
     Settlement Options   . . . . . . . . . . . . . . . . . . . . . . . .    5
     Automatic Option   . . . . . . . . . . . . . . . . . . . . . . . . .    6
     Annuity Unit   . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     Variable Annuity Payment Calculation   . . . . . . . . . . . . . . .    6
     Mortality and Expense Risk Guarantee   . . . . . . . . . . . . . . .    6

SECTION F: WITHDRAWALS AND TRANSFERS  . . . . . . . . . . . . . . . . . .    6
     Minimum Withdrawal   . . . . . . . . . . . . . . . . . . . . . . . .    6
     Minimum Transfer   . . . . . . . . . . . . . . . . . . . . . . . . .    6
     Systematic Withdrawal  . . . . . . . . . . . . . . . . . . . . . . .    6
     Automatic Transfers  . . . . . . . . . . . . . . . . . . . . . . . .    7
     Deferral of Withdrawal Payment   . . . . . . . . . . . . . . . . . .    7

SECTION G: CHARGES AND DEDUCTIONS   . . . . . . . . . . . . . . . . . . .    7
     Deduction for Annual Administration Maintenance Charge   . . . . . .    7
     Deduction for Asset Related Administration Charge  . . . . . . . . .    7
     Deduction for Contingent Deferred Sales Charge   . . . . . . . . . .    8
     Deduction for Withdrawal Charge    . . . . . . . . . . . . . . . . .    8
     Deduction for Transfer Charge    . . . . . . . . . . . . . . . . . .    8
     Deduction for Mortality and Expense Risk Premium     . . . . . . . .    8
     Taxes    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

SECTION H: VARIABLE ANNUITY PURCHASE RATE TABLE   . . . . . . . . . . . .    9
     Mortality Tables Used  . . . . . . . . . . . . . . . . . . . . . . .    9
     Variable Annuity Purchase Rate Table   . . . . . . . . . . . . . . .    9


                                      (i)

SECTION A: DEFINITIONS

A1 Accumulation Unit: An accounting unit of measure used to calculate the value of a Sub-Account prior to the Annuity Date.

A2 Annuitant: The natural person on whose life Annuity payments are payable in accordance with this Contract. This Contract will not be issued if the Annuitant is 76 years of age or older on the Contract Date.

A3 Annuity: Any series of payments starting on the Annuity Date, payable in accordance with this Contract.

A4 Annuity Date: The date selected by the Owner for commencing Annuity payments under this Contract. The day of the month on which the payments will be made will be determined by SAFECO. The Annuity Date cannot be later than the date the Annuitant attains age 85.

A5 Annuity Unit: An accounting unit of measure used to calculate Annuity payments after the Annuity Date.

A6 Beneficiary: The person or persons entitled to receive benefits under this Contract upon the death of the Owner.

A7 Contract: This Individual Variable Annuity Contract by and between SAFECO and the Owner.

A8       Contract Anniversary: Any anniversary of the Contract Date.

A9 Contract Date: The date on which the initial Purchase Payment is allocated to the Separate Account, as shown on the Contract Data Page.

A10 Contract Value: The sum of the Owner's interest in the Sub-Accounts of the Separate Account.

A11 Contract Year: The twelve month period which commences on the Contract Date and each succeeding twelve month period thereafter.

A12      Eligible Investments: An investment entity shown on the Contract Data
         Page.

A13      Net Purchase Payment: Purchase Payment less any premium taxes.

A14 Owner: The person or persons named in the Application who has all rights under this Contract. Joint Owners are allowed only if the joint Owners are spouses. Each joint Owner shall have equal ownership rights and must jointly exercise those rights.

A15      Purchase Payments: Payments made to purchase Accumulation Units.

A16      SAFECO: SAFECO Life Insurance Company.

A17 Separate Account: The separate investment account of SAFECO, as shown on the Contract Data Page.

A18 Sub-Account: A segment of the Separate Account, as shown on the Contract Data Page.

A19 Withdrawal: Withdrawal is any payment, including Contract charges and deductions, from the Contract.

SECTION B: GENERAL PROVISIONS

B1 Contract: The entire contract between SAFECO and the Owner consists of this Contract, any Riders or Endorsements, and the Application, a copy of which is attached to the Contract.

B2 Contract Amendments: The terms and conditions of this Contract may be amended by written agreement between SAFECO and the Owner by written endorsement or amendment. All agreements made by SAFECO will be signed by the President or one of the Vice Presidents. No other person has power on behalf of SAFECO to amend or modify this Contract, extend any due date, or waive any proof required by this Contract.

         SAFECO may unilaterally amend the provisions of this Contract as required to conform to any state or federal law which affects this Contract. The Owner may reject any such amendment by notifying SAFECO of such rejection within 10 days after receiving the amendment.

B3 Communications: All communications to SAFECO shall be made to the office of SAFECO shown on the Contract Data Page.

B4 Essential Data: The Owner shall furnish to SAFECO any information necessary for the administration of this Contract.

B5 Annual Report: SAFECO will provide the Owner with an annual calendar year report showing the Contract Value, and any other information required by law. Reports will be sent to the last known address of the Owner.

B6 Misstatement of Age: SAFECO may require proof of the age of the Annuitant before making any Life Annuity payment provided for by this Contract. If the age of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the correct age.

         Once Annuity payments have begun, any underpayment will be made up in one sum with the next Annuity payment. Any overpayment will be deducted from future Annuity payments until the total is repaid.

B7 Evidence of Survival: If any benefits under this Contract are contingent upon the Annuitant being alive on a given date, SAFECO may require evidence satisfactory to SAFECO that such condition continues to be met.

B8 Beneficiary Designation: The Owner may designate a Beneficiary in the Application to receive any proceeds payable due to the death of the Owner. Unless the Owner provides otherwise, the death benefit will be paid in equal shares to all surviving primary Beneficiaries. If the Owner has not provided otherwise and there are no surviving primary Beneficiaries, the death benefit will be paid in equal shares to all surviving contingent Beneficiaries. If the Owner has not provided otherwise and there are no surviving primary or contingent Beneficiaries, the death benefit will be paid to the estate of the Owner.

B9 Changes of Beneficiary: If the Owner has made an irrevocable Beneficiary designation, no change of Beneficiary is permitted. If the Owner has not made an irrevocable Beneficiary designation, the Owner may file a signed request with SAFECO to change the Beneficiary designation. The change of Beneficiary will be effective upon recording by SAFECO at its Home Office. SAFECO shall not be liable for any payments made or other action taken by SAFECO before the change in Beneficiary was recorded by SAFECO at its Home Office. A recorded change of Beneficiary will revoke any prior Beneficiary designations. SAFECO will pay any death proceeds to the most recently recorded Beneficiary.

B10 Contract Settlement: Unless otherwise designated in writing by SAFECO, all sums payable under this Contract are payable at SAFECO's Home Office. This Contract must be returned to SAFECO upon any settlement.

B11 Substitute Payee: If SAFECO determines that any person is incapable of personally receiving and giving a valid receipt for any payment due under this Contract and no claim has been made by a duly appointed guardian, SAFECO may make such payment to any person or institution that SAFECO determines has assumed the care and support of such person. Such payment shall completely discharge the liability of SAFECO with respect to the amount so paid.

B12 Non-Assignment: To the extent permitted by law, this Contract and the benefits or payments under this Contract are not assignable or otherwise transferable. This Contract may be assigned for purposes of an Internal Revenue Code Section 1035 exchange.

B13 Termination of Contract: All benefit provisions under this Contract continue in force until the Contract Value is completely Withdrawn. Discontinuance of Purchase Payments will not result in termination of the Contract.

         This Contract will terminate and cease to be of any further force or effect at the close of the first day upon which SAFECO has completed all of the duties and obligations which have arisen under this Contract.

SECTION C: PURCHASE PAYMENTS

C1 Place and Form of Payments: All payments to SAFECO under this Contract shall be payable at the office of SAFECO as shown on the Contract Data Page.

         All amounts to be paid under this Contract, whether payable to SAFECO or by SAFECO, shall be paid in lawful money of the United States of America.

C2 Purchase Payments: The initial Purchase Payment is due on the Contract Date. The minimum initial and subsequent Purchase Payments are shown on the Contract Data Page. SAFECO reserves the right to reject any Application or Purchase Payment.

C3 Change in Purchase Payments: Subject to the minimum shown on the Contract Data Page, the Owner may increase or decrease or change the frequency of subsequent Purchase Payments.

C4 Allocation of Purchase Payments: The allocation of the initial Purchase Payment is elected by the Owner on the Application. Unless the Owner elects otherwise, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. Allocation of the Purchase Payments is subject to the terms and conditions imposed by SAFECO.

C5 Application of Purchase Payments to Eligible Investments: Purchase Payments applied to the Separate Account are allocated to Sub-Account of the Separate Account.

SECTION D: SEPARATE ACCOUNT PROVISIONS

D1 The Separate Account: SAFECO has established a Separate Account for this and other similar Contracts. A portion of SAFECO's assets has been allocated to the Separate Account for this and other similar Contracts. The assets of the Separate Account are the property of SAFECO and are not chargeable with liabilities arising out of any other business SAFECO may conduct. The investments of the Separate Account will be valued at their fair market value in accordance with the procedures approved by the Board of Directors of SAFECO and the Separate Account committee.

         The Separate Account is divided into Sub-Accounts with the assets of each Sub-Account invested as set forth on the Contract Data Page.

         The assets of the Sub-Accounts are allocated to the Eligible Investments and the portfolios, if any, within Eligible Investments shown on the Contract Data Page. SAFECO may, from time to time, add Eligible Investments or portfolios, or remove Eligible Investments or portfolios. If the shares of any Eligible Investment or portfolio within an Eligible Investment become unavailable for investment by the Separate Account, or SAFECO's Board of Directors deems further investment in these shares inappropriate, SAFECO may substitute shares of another Eligible Investment or portfolio for shares already purchased under this Contract.

D2 Non-Participation in Surplus: The Variable Annuity portion of this Contract will not share in any distribution of profits, losses, or surplus of SAFECO.

D3 Valuation Dates and Periods: A Valuation Date is each day the New York Stock Exchange is open for business. A Valuation Period is the period commencing at the close of business on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

D4 Value of Accumulation Units: Each Purchase Payment is allocated to a Sub-Account and is converted into Accumulation Units. The number of Accumulation Units in a Sub-Account credited to this Contract is determined by dividing each Net Purchase Payment by the value of an Accumulation Unit for that Sub-Account. Accumulation Units for each Sub-Account are valued separately. The Accumulation Unit value for each Sub-Account was arbitrarily set at $10 when the Sub-Account was established. The Accumulation Unit value for any later Valuation Period is determined by multiplying the Accumulation Unit value for the Sub-Account, as of the immediately preceding Valuation Period, by the Net Investment Factor for the current Valuation Period.

D5 Net Investment Factor: The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) and (d) from the result, where:

         (a)     is the net result of:

                 (i) The net asset value per share of the portfolio set out on the Contract Data Page as the investment of the Sub-Account, determined as of the current Valuation Period, plus

                 (ii) The per share amount of any dividend or capital-gain distribution made by the portfolio if the "ex-dividend" date occurs during the current Valuation Period, plus or minus

                 (iii) A per share credit or charge, which is determined by SAFECO, for changes in tax reserves resulting from investment operations of the Sub-Account.

         (b)     is the net result of:

                 (i) The net asset value per share of the portfolio determined as of the immediately preceding Valuation Period, plus or minus

                 (ii) The per share credit or charge for any changes in tax reserves for the immediately preceding Valuation Period.

         (c) is the percentage factor equal to the Mortality and Expense Risk Premium. Such factor is equal on an annual basis to a percentage of the daily net asset value of the Sub-Account, as shown on the Contract Data Page.

         (d) is the percentage factor equal to the Asset Related Administration Charge. Such factor is equal on an annual basis to a percentage of the daily net asset value of the Sub-Account, as shown on the Contract Data Page.

                 The Net Investment Factor may be greater or less than one. Therefore, an Accumulation Unit value may increase or decrease.

SECTION E: SETTLEMENT OPTIONS AND DEATH BENEFITS

E1 Selection and Change of Settlement Option: The Owner may select or change the Settlement Option or Annuity Date by written notification to SAFECO at its Home Office. In order to be effective, the written notification must be received by SAFECO prior to any Annuity Date previously selected.

E2 Payment of Benefits: Subject to the provisions of this Contract, SAFECO will, upon the written direction of the Owner, issue an Annuity or make a cash distribution to any person who is entitled to such benefits.

         SAFECO shall not be obligated to issue an Annuity or to make a cash distribution until it receives written direction from the Owner containing the terms and conditions of the Annuity or cash distribution.

         SAFECO may rely on the written direction of the Owner and shall not be liable because of any failure to question or challenge such direction regarding the issuance of an Annuity or payment of a cash distribution.

E3 State Required Minimum Benefits: The death benefit, the surrender value, and the Settlement Options under this Contract will not be less than the minimum benefits required by any statute of the state in which this Contract is delivered.

E4       Frequency and Amount of Annuity Payments: Except as described below,
         Annuity payments will be paid monthly.   If the amount available to
         apply under any Settlement Option is less than $5,000, SAFECO shall have the right to pay such amount in a lump sum cash distribution. If Annuity payments would be or become less than $250, SAFECO shall have the right to change the frequency of payments to such intervals as will result in payment of at least $250.

E5       Death of Annuitant:

         (a) If the Annuitant dies before a Settlement Option has commenced, the Owner must designate a new Annuitant. If no designation is made within 30 days of the death of the Annuitant, the Owner will become the Annuitant.

         (b) If the Contract is owned by a non-natural person, the death of the Annuitant will be treated as the death of the Owner.

E6       Death of Owner Prior to Annuity Date:

         (a) Guaranteed Death Benefit: If the Owner dies before a Settlement Option has commenced, the amount of the death benefit will be the greater of:

                 (i) Net Purchase Payments less any prior Withdrawals, including applicable charges; or

                 (ii) The Contract Value determined as of the Valuation Period next following the date both proof of death and an election of single sum payment or a Settlement Option is received by SAFECO.

         (b) Election Period: The election must be made by the Beneficiary during the sixty day period commencing with the date of receipt by SAFECO of notification of death. If no election is made within the sixty day period, then a single sum payment will be made to the Beneficiary.

         (c)     The death benefit must be distributed:

                 (i)      By the fifth anniversary of the Owner's death; or

                 (ii) Over a designated Beneficiary's life or over a period not extending beyond the Beneficiary's life expectancy, in equal or substantially equal payments, with payments beginning within one year of the death of the Owner.

         (d) If the Beneficiary is the spouse of the Owner, the Contract may be continued by the spouse, and the spouse will become the Owner.

         (e) Upon the death of a joint Owner, the surviving Owner will be the designated Beneficiary. Any other named Beneficiary shall be a contingent Beneficiary.

E7 Death of Owner After Annuity Date: If the Owner dies on or after a Settlement Option has commenced, payments must continue at least as rapidly as under the method of distribution in effect prior to the Owner's death.

E8 Settlement Options: An Annuity may be issued in any of the forms described below, or such other forms which SAFECO agrees to issue under this Contract. Options (a), (b), and (c) are irrevocable once they have begun. Option (d) is irrevocable for the first eight Contract Years, and then may be changed. The Annuitant will become the Owner on commencement of a Settlement Option.

         (a) Variable Life Annuity: Monthly payments are made to the Annuitant commencing on the Annuity Date, if he or she is then living, and the last payment is that payment due immediately on or before the Annuitant's death. No death benefit is payable under this option.

         (b)     Variable Life Annuity with 120 or 240 Monthly Payments
                 Guaranteed: Monthly payments are made to the Annuitant commencing on the Annuity Date. If at the death of the Annuitant the guaranteed number of payments has not been received by the Annuitant, payments will be made to the Beneficiary for the remainder of the guarantee period. The Beneficiary may elect to have the present value of the guaranteed Annuity remaining as of the date the notice of death is received by SAFECO commuted at the assumed investment rate of 4% and paid in a single payment.

         (c) Variable Joint and Survivor Life Annuity: Monthly payments are made to the Annuitant commencing on the Annuity Date. After the death of the Annuitant, payments will be continued to the co-annuitant for as long as he or she lives. The written request for this option must specify the percentage value of monthly payments to continue to the co-annuitant.

         (d) Systematic Withdrawal Income Plan: A specified number of whole or partial Accumulation Units are liquidated for payment to the Annuitant on a monthly, quarterly, or annual basis. The number to be liquidated during a given year shall be a sufficient number so as to be expected to deplete the Contract over the life expectancy of the Annuitant or the joint life expectancy of the Annuitant and Beneficiary, with at least 50% of the payments expected to be made during the Annuitant's life.

E9 Automatic Option: If, as of the Annuity Date, a Settlement Option has not been selected, SAFECO will make payments under Section E8(d).

E10 Annuity Unit: The value of an Annuity Unit was arbitrarily set at $10 when each Sub-Account was established. The value of the Annuity Unit for any subsequent Valuation Period is determined by multiplying the value of the Annuity Unit for the immediately preceding Valuation Period by the Net Investment Factor for the Valuation Period for which the value is being calculated (as described in Section D5), and dividing the result by the Assumed Investment Factor for such Valuation Period (as described in Section E11).

E11 Assumed Investment Factor: The Assumed Investment Factor for a one day Valuation Period is 1.00010746. This factor neutralizes the assumed investment return of 4% in the Variable Annuity Purchase Rate Table in Section H2.

E12 Variable Annuity Payment Calculation: A Variable Annuity is an Annuity with payments which are not predetermined as to dollar amount. Payments will vary in accordance with the net investment results of the Separate Account. The dollar amount of the first monthly Variable Annuity payment under Section E8(a), E8(b), or E8(c) will be determined by applying the Contract Value (after deduction for premium taxes, if applicable), as of the 15th day of the preceding month, to the Variable Annuity Purchase Rate Table in Section H2. The number of Annuity Units to be credited to the Annuitant will be determined by dividing the first monthly payment by the Annuity Unit value calculated as of the 15th day of the preceding month. This number of Annuity Units remains fixed during the Annuity payment period. The dollar amount of each Variable Annuity payment after the first shall be determined by multiplying the number of Annuity Units credited to the Annuitant by the Annuity Unit value as of the 15th day of the preceding month.

E13 Mortality and Expense Risk Guarantee: SAFECO guarantees that the dollar amount of each Variable Annuity payment made after the first payment will not be affected by variations in mortality experience or expenses.

SECTION F: WITHDRAWALS AND TRANSFERS

F1 Minimum Withdrawal: The minimum Withdrawal is as shown on the Contract Data Page, or the Contract Value, if less. Except as otherwise provided in this Contract, the Owner may, at or prior to the Annuity Date, withdraw all or part of the Contract Value.

F2 Minimum Balance After Withdrawal: If any Withdrawal reduces the remaining balance in a Sub-Account to less than $500, the remaining balance will also be Withdrawn.

F3 Minimum Transfer: The minimum Transfer from a Sub-Account must be at least $500, except for the Automatic Transfers described in Section F7. If the Sub-Account from which the Transfer is being made is less than $500, the entire Sub-Account will be Transferred.

         The minimum Transfer into a Sub-Account must be at least $50.

F4 Systematic Withdrawal: The Owner may elect a Systematic Withdrawal program under which the Owner will receive cash distributions from the Contract in a predetermined amount on a predetermined frequency. Payments under this election will be made directly to the Owner by SAFECO, and will not be made more often than monthly.

F5 Withdrawal of Accumulation Units: Upon a Withdrawal, the number of Accumulation Units remaining under this Contract will be reduced by the number of such units equal to the total of the Withdrawal, including applicable charges and taxes, including income taxes withheld, if applicable.

F6 Transfer of Accumulation Units: Upon Transfer from a Sub-Account, the number of Accumulation Units remaining under that Sub-Account will be reduced by the number of such units equal to the total of the requested Transfer, including applicable charges, and taxes.

F7 Automatic Transfers: The Owner may elect pre-established automatic monthly or quarterly Transfers of a single dollar amount of at least $250 from a Sub-Account. The Automatic Transfers will continue until the Owner requests discontinuance or there are no funds left in the Sub-Account to Transfer.

F8 Minimum Balance After Transfer: If any Transfer reduces the remaining balance in a Sub-Account to less than $500, the remaining balance will also be Transferred.

F9       Deferral of Withdrawal Payment:

         (a) Except as provided in Section F7(b), payments by SAFECO from the Contract will be made within seven days after receiving a Withdrawal request.

         (b) SAFECO reserves the right to suspend or postpone payments for a Withdrawal or Transfer for any period when:

                 (i) The New York Stock Exchange is closed (other than customary weekend and holiday closings);

                 (ii) Trading on the New York Stock Exchange is restricted, as determined by the rules and regulations of the Securities and Exchange Commission;

                 (iii) An emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets, as determined by the rules and regulations of the Securities and Exchange Commission; or

                 (iv) During any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners.

SECTION G: CHARGES AND DEDUCTIONS

G1 Deduction for Annual Administration Maintenance Charge: There is no annual fee if the Contract Value is $50,000 or above. If the Contract Value is below $50,000, SAFECO deducts the fee shown on the Contract Data Page for each Contract Year, or any portion thereof, for general administrative expenses. This fee is deducted on the last day of each Contract Year, and in the event of a complete Withdrawal.

         The Sub-Account from which the Annual Administration Maintenance Charge is deducted is determined by the hierarchical order of the Sub-Accounts as shown on the Contract Data Page.

         Prior to the Annuity Date the fee for general administrative expenses is not guaranteed and may be changed for future years. However, the Annual Administration Maintenance Charge may never exceed $35 per Contract Year.

G2 Deduction for Asset Related Administration Charge: SAFECO deducts an amount computed on a daily basis as compensation for administration of the Sub-Accounts. The Asset Related Administration Charge shall be a percentage of the average daily net asset value of the Separate Account on an annual basis, as shown on the Contract Data Page.

G3       Deduction for Contingent Deferred Sales Charge:

         (a) A Contingent Deferred Sales Charge will be assessed against any Withdrawal or Transfer, based upon the following schedule:

         CONTRACT YEAR                          CHARGE
              1                          8% of amount Withdrawn
              2                          7% of amount Withdrawn
              3                          6% of amount Withdrawn
              4                          5% of amount Withdrawn
              5                          4% of amount Withdrawn
              6                          3% of amount Withdrawn
              7                          2% of amount Withdrawn
              8                          1% of amount Withdrawn
           After 8                       0% of amount Withdrawn

         (b)     A Contingent Deferred Sales Charge will not be deducted:

                 (i)      On Transfers between Sub-Accounts;

                 (ii) On the sum of Withdrawals taken in any Contract Year which does not exceed 10% of the Contract Value;

                 (iii)    On Withdrawals made under a Settlement Option;

                 (iv) On Systematic Withdrawals over the life expectancy of the Owner or the joint life expectancy of the Owner and Beneficiary;

                 (v) On Withdrawals made pursuant to the death of the Owner; or

                 (vi) On Withdrawals for payment of the Annual Administration Maintenance Charge.

G4 Deduction for Withdrawal Charge: The first Withdrawal each Contract Year will have no Withdrawal Charge assessed. All further Withdrawals each Contract Year will be subject to a Withdrawal Charge as shown on the Contract Data Page, which will be deducted from the amount being Withdrawn. Settlement Options and Systematic Withdrawal will have no Withdrawal Charge assessed.

G5 Deduction for Transfer Charge: SAFECO reserves the right to assess a Transfer Charge for Transfers in excess of twelve Transfers per calendar year, as shown on the Contract Data Page. Automatic Transfers that continue for at least six months will not be counted for purposes of deduction of the Transfer Charge.

G6 Deduction for Mortality and Expense Risk Premium: SAFECO deducts an amount computed on a daily basis as compensation for assuming the mortality and expense risk. The Mortality and Expense Risk Premium shall be a percentage of the average daily net asset value of the Separate Account on an annual basis, as shown on the Contract Data Page.

G7 Taxes: Any premium taxes or other taxes levied by any governmental entity which SAFECO, in its sole discretion, determines have resulted from the establishment or maintenance of this Contract or any portion of this Contract, the receipt by SAFECO of Purchase Payments, or the commencement of Annuity payments, will be deducted from the Contract. The Sub-Account from which the taxes are deducted is determined by the hierarchical order of the Sub-Accounts as shown on the Contract Data Page.

SECTION H: ANNUITY PURCHASE RATE TABLE

H1 Mortality Tables Used: The rates in the Variable Annuity Purchase Rate Table are based upon the 1983a Mortality Table Projected 20 Years with Projection Scale G; 50% Male and 50% Female. An age setback of 1 year will be used if the Annuity payment begins in the year 2000-2009, 2 years if the Annuity payment begins in the year 2010-2019, and an additional 1 year setback for each additional ten years. The effective interest rate assumed in the Variable Annuity Purchase Rate table is 4.00%.

H2       Variable Annuity Purchase Rate Table:

           CONSIDERATION REQUIRED TO PURCHASE $1 OF MONTHLY ANNUITY*

                                               Life                  Joint & Survivor Annuity**
                                              Annuity
  Age of                 Life               120-Months               100%                   50%
Annuitant              Annuity                Certain               Annuity               Annuity
---------             ----------            ----------            ----------            ----------
    55                 $208.85                $210.55               $233.18               $221.02
    56                  205.59                 207.42                230.40                218.00
    57                  202.23                 204.22                227.53                214.88
    58                  198.76                 200.94                224.55                211.66
    59                  195.20                 197.58                221.47                208.34
    60                  191.54                 194.16                218.29                204.91
    61                  187.79                 190.67                215.00                201.39
    62                  183.95                 187.12                211.61                197.78
    63                  180.01                 183.53                208.11                194.06
    64                  176.00                 179.88                204.51                190.25
    65                  171.91                 176.20                200.80                186.36
    66                  167.75                 172.50                197.00                182.38
    67                  163.53                 168.77                193.09                178.31
    68                  159.25                 165.04                189.08                174.16
    69                  154.90                 161.31                184.98                169.94
    70                  150.50                 157.59                180.77                165.64
    71                  146.05                 153.89                176.48                161.26
    72                  141.55                 150.23                172.10                156.82
    73                  137.02                 146.62                167.63                152.32
    74                  132.46                 143.09                163.09                147.78
    75                  127.90                 139.63                158.49                143.19

*The consideration shown refers to the net value used to purchase an Annuity, after premium taxes or other applicable charges are deducted.

**Annuitant and co-annuitant are assumed to be the same age.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation.

Consideration for ages or combination of lives not shown will be furnished by SAFECO upon request.

                               CONTRACT DATA PAGE

PRODUCT:                             SPINNAKER NQ FLEX


OWNER:                               JOHN DOE
                                     321 CAPITOL BLVD
                                     CAPITOL CITY, WA 99999-8888

ANNUITANT:                           JOHN DOE

CONTRACT NUMBER:                     LP12345678

CONTRACT DATE:                       11/01/1995

ANNUITANT'S AGE ON CONTRACT DATE:    35

ANNUITY DATE:                        01/01/2030

DELIVERED IN THE STATE OF            WASHINGTON        AND GOVERNED BY ITS LAWS.

MINIMUM INITIAL PURCHASE PAYMENT:   $2,000.00

MINIMUM SUBSEQUENT PURCHASE PAYMENT:   $250.00


ANNUAL ADMINISTRATION MAINTENANCE CHARGE: $30 each Contract Year, waived if Contract Value is $50,000 or more. Guaranteed never to exceed $35.

ASSET RELATED ADMINISTRATION CHARGE: Equal on an annual basis to .15% of the average daily net asset value of the Separate Account

MORTALITY AND EXPENSE RISK CHARGE: Equal on an annual basis to 1.25% of the average daily net asset value of the Separate Account

TRANSFER CHARGE: The lesser of $10 or 2% of amount transferred, for each Transfer in excess of twelve per Contract Year

MINIMUM WITHDRAWAL: The lesser of $250 or the Contract Value

CONTINGENT DEFERRED SALES CHARGE:

                   CONTRACT YEAR                          CHARGE
                         1                        8% of amount withdrawn
                         2                        7% of amount withdrawn
                         3                        6% of amount withdrawn
                         4                        5% of amount withdrawn
                         5                        4% of amount withdrawn
                         6                        3% of amount withdrawn
                         7                        2% of amount withdrawn
                         8                        1% of amount withdrawn
                      After 8                     0% of amount withdrawn

Total Contingent Deferred Sales Charges will not exceed 8.5% of the Purchase Payments and Deposits made under this Contract

WITHDRAWAL CHARGE: The lesser of $25 or 2% of the amount withdrawn, for each Withdrawal in excess of one per Contract Year

ELIGIBLE INVESTMENTS:
 1. SAFECO Resource Money Market Sub-Account
 2. SAFECO Resource Bond Sub-Account
 3. Federated Utility Sub-Account
 4. Federated Corporate Bond Sub-Account
 5. Scudder Variable Life Investment Fund Balanced Sub-Account
 6. Lexington Natural Resources Sub-Account
 7. Scudder Variable Life Investment Fund International Sub-Account
 8. Federated International Stock Sub-Account
 9. Lexington Emerging Markets Sub-Account
10. SAFECO Resource Equity Sub-Account
11. SAFECO Resource Northwest Sub-Account
12. SAFECO Resource Growth Sub-Account
13. SAFECO Fixed Account Annuity Rider

SEPARATE ACCOUNT:  SAFECO Separate Account C

ANNUITY SERVICE OFFICE:

HOME OFFICE:                                     MAILING ADDRESS:
SAFECO Life Insurance Company                    SAFECO Life Insurance Company
Pension Department                               Pension Department
15411 NE 51st Street                             P.O. Box 34690
Redmond, Washington  98052                       Seattle, Washington  98124-1690
Telephone:  1-800-426-7649
Fax:  206-867-8793

LPC-410/EP 9/95

                               CONTRACT DATA PAGE

PRODUCT:                           SPINNAKER Q


OWNER:                             JOHN DOE
                                   321 CAPITOL BLVD
                                   CAPITOL CITY, WA 99999-8888

ANNUITANT:                         JOHN DOE

CONTRACT NUMBER:                   LP12345678

CONTRACT DATE:                     11/01/1995

ANNUITANT'S AGE ON CONTRACT DATE:  35

ANNUITY DATE:                      01/01/2028

DELIVERED IN THE STATE OF          WASHINGTON          AND GOVERNED BY ITS LAWS.

MINIMUM INITIAL PURCHASE PAYMENT:  $30.00

MINIMUM SUBSEQUENT PURCHASE PAYMENT:     $30.00


ANNUAL ADMINISTRATION MAINTENANCE CHARGE: $30 each Contract Year, waived if Contract Value is $50,000 or more. Guaranteed never to exceed $35.

ASSET RELATED ADMINISTRATION CHARGE: Equal on an annual basis to .15% of the average daily net asset value of the Separate Account

MORTALITY AND EXPENSE RISK CHARGE: Equal on an annual basis to 1.25% of the average daily net asset value of the Separate Account

TRANSFER CHARGE: The lesser of $10 or 2% of amount transferred, for each Transfer in excess of twelve per Contract Year

MINIMUM WITHDRAWAL: The lesser of $250 or the Contract Value

CONTINGENT DEFERRED SALES CHARGE:

                   CONTRACT YEAR                          CHARGE
                         1                        8% of amount withdrawn
                         2                        7% of amount withdrawn
                         3                        6% of amount withdrawn
                         4                        5% of amount withdrawn
                         5                        4% of amount withdrawn
                         6                        3% of amount withdrawn
                         7                        2% of amount withdrawn
                         8                        1% of amount withdrawn
                      After 8                     0% of amount withdrawn

Total Contingent Deferred Sales Charges will not exceed 8.5% of the Purchase Payments and Deposits made under this Contract

WITHDRAWAL CHARGE: The lesser of $25 or 2% of the amount withdrawn, for each Withdrawal in excess of one per Contract Year

ELIGIBLE INVESTMENTS:

 1. SAFECO Resource Money Market Sub-Account
 2. SAFECO Resource Bond Sub-Account
 3. Federated Utility Sub-Account
 4. Federated Corporate Bond Sub-Account
 5. Scudder Variable Life Investment Fund Balanced Sub-Account
 6. Lexington Natural Resources Sub-Account
 7. Scudder Variable Life Investment Fund International Sub-Account
 8. Federated International Stock Sub-Account
 9. Lexington Emerging Markets Sub-Account
10. SAFECO Resource Equity Sub-Account
11. SAFECO Resource Northwest Sub-Account
12. SAFECO Resource Growth Sub-Account
13. SAFECO Fixed Account Annuity Rider

SEPARATE ACCOUNT:  SAFECO Separate Account C

ANNUITY SERVICE OFFICE:

HOME OFFICE:                                     MAILING ADDRESS:
SAFECO Life Insurance Company                    SAFECO Life Insurance Company
Pension Department                               Pension Department
15411 NE 51st Street                             P.O. Box 34690
Redmond, Washington  98052                       Seattle, Washington  98124-1690
Telephone:  1-800-426-7649
Fax:  206-867-8793

LPC-407/EP 9/95